UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

WAFD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following are excerpts from the transcript of the Q4 2026 earnings call held by WaFd on October 16, 2026. The excerpts contain only those portions of the transcript relating to discussions of the proposed merger of WaFd and EverBank.

Corporate Speakers
Brad Goode; WaFd, Inc.; Chief Marketing Officer and Investor Relations Manager
Brent Beardall; WaFd, Inc.; President and Chief Executive Officer
Kelli Holz; WaFd, Inc.; Executive Vice President and Chief Financial Officer
Ryan Mauer; WaFd, Inc.; Executive Vice President and Chief Credit Officer

Participants
Jeff Rulis; D.A. Davidson; Analyst
Matthew Clark; Piper Sandler; Analyst
Andrew Terrell; Stephens; Analyst
Kelly Motta; KBW; Analyst

PRESENTATION

Operator: Thank you for standing by. Welcome to the WaFd, Inc. Fourth Quarter and Fiscal Year 2026 Earnings Call.

…

Brent Beardall: With all of that for context, the question I received most often now is why did WaFd decide to partner with EverBank.

I answered that question with a philosophical retort. How much is enough? WaFd has had a remarkable run in the last 44 years as a public company with total shareholder return of approximately 36,000% when the stock was at $36 a share, which is where we were trading immediately prior to the announcement. But just as we can look back with a great deal of pride, we need to guard ourselves and not let that turn into hubris going forward.

There are plenty of examples of companies that failed to adapt or made the wrong changes, both inside of banking, think of WaMu or First Republic, and outside of banking, for example, Sears, Blockbuster or Palm, those that did not adjust to the market. The reality from my perspective is that the banking world has fundamentally changed over the last decade.

Let me give three examples.

First, today, we operate in a hypercompetitive market for deposits, where the playing field is imbalanced towards the largest banks. Evidence for this is in the Federal Reserve's H.8 data, which I've mentioned earlier, which shows that year-to-date, the largest 25 banks in the United States of America have grown deposits organically by 6.8%.

The rest of us and that's roughly 4,300 banks for those of you that are counting, have been unable to grow net deposits. That is a problem, and I don't see it changing, unfortunately.

Additionally, noninterest-bearing deposits, which have historically been the lifeblood of banks from a profitability standpoint, have declined in totality and I believe will continue to decline as it is easier and easier to move funds to higher-yielding alternatives.

Second, technology and scale matter, primarily because scale allows you to invest more money in technology. While this is great for our customers, it certainly favors larger banks that can spread the cost over a larger base.

Third, more and more traditional banking is done outside of the banking system. If you look, the vast majority of banks’ C&I growth over the last decade has been in loans to these so-called nondepository financial institutions, or NDFIs.

I am convinced that this trend will continue. Based on that perspective, how can WaFd not just compete but compete and win going forward? I think the partnership with EverBank makes us stronger in addressing each of these three areas noted above.

First, we are changing our business model, so that we are not solely reliant on noninterest-bearing deposit growth to hit our return goals.

Our pro forma bank, as shown in the investor presentation published on September 7, shows that with a 3% margin, which would be in the lowest quartile of the peer group, we can achieve just shy of a 15% return on tangible common equity. To me, this is a game changer. We can pay a fair rate for deposits and still deliver the needed returns to our shareholders, and we can do this through improved margins on our assets and operating in the top quartile of all banks from an efficiency standpoint. That is a long-term differentiator that I want to be a part of.

Second, coming together with EverBank will make us approximately 3 times the size from an asset perspective that we are today and will enable us to use that scale to invest more in technology for both our clients and our teams. We already have a very strong digital offering, but I am convinced we will make further improvements.

Third, EverBank has built a very strong team to serve the NBFI market and do it in a way that we believe is well controlled from both an underwriting perspective and from an ongoing controls and monitoring.

What today is our competition will become clients for us going forward. With this partnership, we will be able to address these fundamental risks and in turn turn what was a weakness into a strength.

Let me share one further why and how it relates to what WaFd has done historically.

If you go way back to 1982, before we went public, WaFd made the bold decision to restructure its balance sheet and sell a large portion of its single-family loans that were underwater from a rate perspective. It is crazy to think that 8.75% mortgages at that time were underwater, but that was the case in 1982. They did this to position the bank for profitable growth going forward.

At the time, we realized a loss that amounted to $44 million on those loan sales. To put that in perspective for WaFd today, $44 million was the equivalent of four years’ earnings back then.

Looking at the last four years today for WaFd that would equate to $1.1 billion.

It was a bold move, but it paid off. WaFd in 1982 turned below-market-yielding assets into market-yielding assets, and the results were phenomenal.

For the next decade, WaFd significantly outperformed its peers, including ROAs up to 3%.

While I am not forecasting that kind of ROA in our future, through this merger, we will be able to fair value the WaFd balance sheet, including the $6.6 billion of single-family residential loans that are today earning only 4.25%, and mark those loans to market rates.

What was a weakness will become a strength. And importantly, we were able to do it with the following metrics: 9.8% pro forma CET1 at close, only 8% dilution to WaFd’s existing shareholders and 29% EPS accretion to WaFd’s shareholders once the cost saves are fully realized.

I believe this is a unique opportunity to make WaFd stronger and EverBank stronger. But most importantly, from my perspective, is we will do this without losing what makes WaFd great.

Our bankers and the ethos we have created over the last 19 years, believing we can make a difference one customer at a time.

So where do we stand on the merger? Earlier this month, we filed our regulatory applications and we expect to file our proxy within the next two weeks.

Our previously announced expected closing timeframe of the first calendar quarter 2027 remains on track. All of this is, of course, pending receipt of the requisite approvals from both shareholders and regulators.

You have likely heard me say before that our research shows that roughly two-thirds of bank M&A is destructive to capital of the acquiring firm.

Since we announced our deal, our stock is down 18.9%, while the NASDAQ Regional Bank Index is down 8.3%, roughly a 10% delta. You cannot argue with the market.

We look forward to the opportunity to execute on our plan and demonstrate that we are part of the one-third of bank deals that are accretive to shareholder value.
…

QUESTIONS AND ANSWERS
…

Kelly Motta: I'd like to kick it off on a high level.

It's been about a month since your EverBank deal call. And in that time, I'm sure you've been out meeting with people on the front line. Just wondering how those conversations are going? Any insight that you can share that has come out of meeting with the people who drive your business and EverBank's business.

Brent Beardall: Yes. Kelly, great question. Thank you so much.

I’d say the meetings are characterized with optimism. As people really got into it, there was certainly some shock. A lot of people did not expect this coming and understandably so.

But as people really got in and understood how the two banks are stronger together and what the levers are that they provide us that we didn’t have on our own and then how they offset our concentration in CRE loans and how we offset their concentration in NBFI loans, I think the lifeboat kind of goes off and people are like, wow, we will be formidable going forward. And so the optimism level is high.

Sincerely, I am more excited about the deal today than when we announced it a month ago. So thank you for that question.
…

Kelly Motta: Got it. That's helpful. And then I really appreciate all the color on the credit that was cleaned up during the quarter. I know at deal announcement, you projected about 1.45x the reserve as the credit mark for the WaFd portfolio.

I would imagine that would include some cleanup such as this. So it's not too unexpected based on the run rate. But I was hoping you could offer any additional color on how -- any changes since the deal was announced there.

Brent Beardall: Yes. I would say no significant changes from the deal announcement.

Obviously, the biggest changes have happened in the interest rates. And so those would be the biggest changes. But we also took some proactive measures, both on the WaFd side and the EverBank side, to try to hedge some of that risk for interest rates and feel really good about those activities.

So -- but from a credit mark standpoint, we'll stay with the same assumptions that we put out in early September.
…

Statement Regarding Forward-looking Information

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the beliefs, plans, goals, expectations and estimates of WaFd, Inc. (“WaFd”) and EverBank Financial Corp (“EverBank”). Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target,” “plan,” “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of WaFd and EverBank, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in WaFd’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the following factors, among others: (i) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between WaFd and EverBank; (ii) the outcome of any legal proceedings that may be instituted against WaFd or EverBank, including potential litigation that may be instituted against WaFd or its directors or officers related to the proposed transaction or the definitive merger agreement between WaFd and EverBank; (iii) the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; (iv) the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of WaFd; (v) the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where WaFd and EverBank do business; (vi) certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) diversion of management’s attention from ongoing business operations and opportunities; (ix) reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (x) WaFd’s and EverBank’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; (xi) currency and interest rate fluctuations; (xii) success of hedging activities; (xiii) material adverse changes in economic and industry conditions, including the availability of short and long-term financing; (xiv) general competitive, economic, political and market conditions; (xv) changes in asset quality and credit risk; (xvi) the inability to sustain revenue and earnings growth; (xvii) inflation; (xviii) customer borrowing, repayment, investment and deposit practices; (xix) the impact, extent and timing of technological changes; (xx) capital management activities; (xxi) other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the State of Washington; (xxii) legislative and regulatory actions and reforms; and (xxiii) other factors that may affect future results of WaFd and EverBank.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in WaFd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of WaFd’s website, www.wafdbank.com/about-us/investor-relations, under the heading “SEC Filings” and in other documents WaFd files with the SEC (available at www.sec.gov). All such factors, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements, should be considered carefully when making decisions with respect to WaFd and EverBank.

Any forward-looking statements contained in this document represent the views of WaFd and EverBank only as of the date hereof and are presented for the purpose of assisting their respective shareholders and analysts in understanding WaFd’s and EverBank’s financial position, objectives and priorities and anticipated financial performance as at and for the periods ended on the dates presented, and may not be appropriate for other purposes. Neither WaFd nor EverBank undertakes to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities legislation.

Important Other Information

In connection with the proposed transaction, WaFd intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, WaFd will mail the definitive proxy statement to each shareholder entitled to vote at the meeting relating to the proposed transaction.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF WAFD ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING WAFD’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WAFD AND THE PROPOSED TRANSACTION.

Investors and shareholders of WaFd will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Brad Goode, WaFd, Inc., 425 Pike Street, Seattle, Washington 98101, telephone (206) 626-8178.

Participants in the Solicitation

WaFd, EverBank and certain of WaFd’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding WaFd’s directors and executive officers is available in the proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.